Exhibit 99.1

Morgan Stanley Second Quarter 2019 Earnings Results

Morgan Stanley Reports Net Revenues of $10.2 Billion and EPS of $1.23

NEW YORK, July 18, 2019 – Morgan Stanley (NYSE: MS) today reported net revenues of $10.2 billion for the second quarter ended June 30, 2019 compared with $10.6 billion a year ago.  Net income applicable to Morgan Stanley was $2.2 billion, or $1.23 per diluted share,1 compared with net income of $2.4 billion, or $1.30 per diluted share,1 for the same period a year ago.

James P. Gorman, Chairman and Chief Executive Officer, said, “We reported solid quarterly results across all our businesses.  Firmwide revenues were over $10 billion and we produced an ROE within our target range, demonstrating the stability of our franchise.  We remain focused on serving our clients and pursuing growth opportunities while diligently managing expenses.”

Financial Summary[2] ($ millions, except per share data)
Firm	2Q 2019	2Q 2018

Net revenues	$10,244	$10,610
Compensation expense	$4,531	$4,621
Non-compensation expenses	$2,810	$2,880
Pre-tax income[6]	$2,903	$3,109
Net income app. to MS	$2,201	$2,437
Expense efficiency ratio[8]	72%	71%
Earnings per diluted share	$1.23	$1.30
Book value per share[9]	$44.13	$40.34
Tangible book value per share[10]	$38.44	$35.19
Return on equity[4]	11.2%	13.0%
Return on tangible equity[4]	12.8%	14.9%
Institutional Securities
Net revenues	$5,113	$5,714
Investment Banking	$1,472	$1,699
Sales & Trading	$3,304	$3,758
Wealth Management
Net revenues	$4,408	$4,325
Fee-based client assets ($ billions)[11]	$1,159	$1,084
Fee-based asset flows ($ billions)[12]	$9.8	$15.3
Loans ($ billions)	$74.1	$70.0
Investment Management
Net revenues	$839	$691
AUM ($ billions)[13]	$497	$474
Long-term net flows ($ billions)[14]	$4.9	$3.5

Highlights

•	Strong net revenues, exceeding $10 billion for four out of the last six quarters.[3]

•	Firm expenses decreased on continued disciplined expense management and the impact of lower revenues.

•	ROE of 12.1%[4] and ROTCE of 13.8%[4] for the first half of 2019 remain in line with our target ranges.

•	Quarterly dividend increased to $0.35 per share;[5] announced share repurchase of up to $6.0 billion through the second quarter of 2020, an increase of approximately $1.3 billion.[5]

•	Institutional Securities reflects solid performance despite a mixed market backdrop.

•	Wealth Management delivered record pre-tax income of $1.2 billion[6] with a pre-tax margin of 28.2%[7] reflecting record quarterly net revenues and tightly managed non-compensation costs.

•	Investment Management net revenues increased 21% on strong principal investment gains. The quarter reflects higher AUM and positive long-term net flows across all asset classes.

Media Relations: Wesley McDade 212-761-2430	Investor Relations: Sharon Yeshaya 212-761-1632

Institutional Securities

Institutional Securities reported net revenues for the current quarter of $5.1 billion compared with $5.7 billion a year ago.  Pre-tax income was $1.5 billion compared with $1.8 billion a year ago.6

Investment Banking revenues down 13% from a year ago:

•	Advisory revenues decreased driven by lower market volumes compared with a year ago.

•	Equity underwriting revenues were essentially unchanged from a year ago. The current quarter’s results reflect strength in IPOs and follow-on offerings.

•	Fixed income underwriting revenues decreased from a year ago driven by declines in loan issuances on lower market volumes.

Sales and Trading net revenues down 12% from a year ago:

•	Equity sales and trading net revenues decreased 14% from a year ago principally driven by lower revenues in the financing business reflecting lower client balances and realized spreads.

•
Fixed Income sales and trading net revenues decreased 18% from a year ago reflecting the effects of a decline in interest rates and lower volatility, as well as a subdued level of structured transactions. The net revenues decline was partially offset by increases in credit products on strong client activity.

•	Other sales and trading net revenues increased from a year ago reflecting lower costs due to a shift in funding mix and balance sheet composition.

Investments and Other:

•
Investment revenues increased from a year ago driven by realized gains associated with an investment’s initial public offering and subsequent mark-to-market gains on remaining holdings subject to sales restrictions.

•	Other revenues decreased from a year ago primarily reflecting lower mark-to-market gains on corporate lending activity.

($ millions)	2Q 2019	2Q 2018
Net Revenues	$5,113	$5,714

Investment Banking	$1,472	$1,699
Advisory	$506	$618
Equity underwriting	$546	$541
Fixed income underwriting	$420	$540

Sales and Trading	$3,304	$3,758
Equity	$2,130	$2,470
Fixed Income	$1,133	$1,389
Other	$41	$(101)

Investments and Other	$337	$257
Investments	$194	$89
Other	$143	$168

Total Expenses	$3,650	$3,902
Compensation	$1,789	$1,993
Non-compensation	$1,861	$1,909

Total Expenses:

•	Compensation expense decreased on lower revenues.

•	Non-compensation expenses decreased from a year ago on lower professional services and litigation costs.

Wealth Management

Wealth Management reported net revenues for the current quarter of $4.4 billion compared with $4.3 billion a year ago.  Pre-tax income of $1.2 billion6 in the quarter resulted in a pre-tax margin of 28.2%.7

Net revenues up 2% from a year ago:

•	Asset management revenues increased from a year ago reflecting higher asset levels.

•	Transactional revenues[15] increased from a year ago reflecting gains on investments associated with certain employee deferred compensation plans.

•
Net interest income declined 3% compared with a year ago primarily driven by an increase in mortgage securities prepayment amortization expense and higher cost of funds, partially offset by the impact of growth in bank lending.  Wealth Management client liabilities[16] were $84 billion at quarter end compared with $82 billion a year ago.

•	Other revenues increased from a year ago driven by higher realized gains on available for sale securities.

Total Expenses:

•	Compensation expenses increased from a year ago primarily driven by an increase in the fair value of deferred compensation plan referenced investments.

•	Non-compensation expenses decreased from a year ago reflecting continued focus on management of controllable costs.

($ millions)	2Q 2019	2Q 2018
Net Revenues	$4,408	$4,325
Asset management	$2,544	$2,514
Transactional	$728	$691
Net interest	$1,016	$1,043
Other	$120	$77

Total Expenses	$3,165	$3,168
Compensation	$2,382	$2,356
Non-compensation	$783	$812

Investment Management

Investment Management reported net revenues of $839 million compared with $691 million a year ago.  Pre-tax income was $199 million compared with $140 million a year ago.6

Net revenues up 21% from a year ago:

•	Asset management revenues were essentially unchanged from a year ago.

•	Investment revenues increased from a year ago reflecting higher investment gains and carried interest in Asia private equity.

•	Other revenues decreased from a year ago primarily driven by higher funding costs and lower revenues from equity method investments.

Total Expenses:

•	Compensation expense increased from a year ago principally due to an increase in deferred compensation associated with carried interest.

•	Non-compensation expenses were essentially unchanged from a year ago.

($ millions)	2Q 2019	2Q 2018
Net Revenues	$839	$691
Asset management	$612	$610
Investments	$247	$55
Other	$(20)	$26

Total Expenses	$640	$551
Compensation	$360	$272
Non-compensation	$280	$279

Other Matters

•
The Firm repurchased $1.2 billion of its outstanding common stock during the quarter as part of its Share Repurchase Program.  The Board of Directors authorized a share repurchase of up to $6.0 billion of common stock beginning in the third quarter of 2019 through the end of the second quarter of 2020.[5]

•	The Board of Directors declared a $0.35 quarterly dividend per share (an increase from $0.30 per share), payable on August 15, 2019 to common shareholders of record on July 31, 2019.[5]

•
The effective tax rate for the second quarter of 2018 included the impact of intermittent net discrete tax benefits of $88 million primarily associated with new information pertaining to the resolution of multi-jurisdiction tax examinations and other matters.

	2Q 2019[17]	2Q 2018
Capital
Common Equity Tier 1 capital[18]	16.3%	15.8%
Tier 1 capital[18]	18.5%	18.1%
Tier 1 leverage[19]	8.4%	8.2%
Supplementary leverage ratio[20]	6.5%	6.4%
Common Stock Repurchases
Repurchases ($ millions)	$1,180	$1,250
Number of Shares (millions)	26	24
Average Price	$44.53	$52.43
Common Shares Outstanding - period end (millions)	1,659	1,750
Tax Rate	22.6%	20.6%

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, wealth management and investment management services.  With offices in more than 41 countries, the Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals.  For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows.  Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the Financial Supplement.  Both the earnings release and the Financial Supplement are available online in the Investor Relations section at www.morganstanley.com.

NOTICE:

The information provided herein and in the financial supplement may include certain non-GAAP financial measures.  The definition of such measures or reconciliation of such metrics to the comparable U.S. GAAP figures are included in this earnings release and the Financial Supplement, both of which are available on www.morganstanley.com.

This earnings release may contain forward-looking statements, including the attainment of certain financial and other targets, objectives and goals.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made, which reflect management’s current estimates, projections, expectations, assumptions, interpretations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially.  The Firm does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date such forward-looking statements were made.  For a discussion of risks and uncertainties that may affect the future results of the Firm, please see “Forward-Looking Statements” immediately preceding Part I, Item 1, “Competition” and “Supervision and Regulation” in Part I, Item 1, “Risk Factors” in Part I, Item 1A, “Legal Proceedings” in Part I, Item 3, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 and “Quantitative and Qualitative Disclosures about Risk” in Part II, Item 7A in the Firm’s Annual Report on Form 10-K for the year ended December 31, 2018 and other items throughout the Form 10-K, the Firm’s Quarterly Reports on Form 10-Q and the Firm’s Current Reports on Form 8-K, including any amendments thereto.

1 Includes preferred dividends related to the calculation of earnings per share of $170 million for the second quarter of 2019 and 2018.

2 The Firm prepares its Consolidated Financial Statements using accounting principles generally accepted in the United States (U.S. GAAP).  From time to time, Morgan Stanley may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise.  The Securities and Exchange Commission defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial positions, or cash flows that is subject to adjustments that effectively exclude, or include amounts from the most directly comparable measure calculated and presented in accordance with U.S. GAAP.  Non-GAAP financial measures disclosed by Morgan Stanley are provided as additional information to analysts, investors and other stakeholders in order to provide them with greater transparency about, or an alternative method for assessing our financial condition, operating results, or prospective regulatory capital requirements.  These measures are not in accordance with, or a substitute for U.S. GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.  Whenever we refer to a non-GAAP financial measure, we will also generally define it or present the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable U.S. GAAP financial measure.

3 Net revenues of $10.2 billion represents the fourth quarter that the Firm has exceeded net revenues of $10 billion for a reported quarterly period after excluding the impact of debt valuation adjustments (DVA), which were previously reflected in net revenues in prior periods (reported periods prior to March 31, 2016), and reflecting the current reporting structure of the Firm (i.e. exclusive of discontinued operations).  Net revenues excluding the impact of DVA, were non-GAAP financial measures in those prior periods that were reconciled to the comparable GAAP financial measures in the respective quarterly reports filed on Form 10-Q.

4 Annualized return on average common equity and annualized return on average tangible common equity are non-GAAP financial measures that the Firm considers useful for analysts, investors and other stakeholders to allow better comparability of period-to-period operating performance and capital adequacy.  The calculation of return on average common equity and return on average tangible common equity represents annualized net income applicable to Morgan Stanley less preferred dividends as a percentage of average common equity and average tangible common equity, respectively.

5 On June 27, 2019, the Firm announced that the Board of Governors of the Federal Reserve System did not object to the Firm’s 2019 Capital Plan (“Capital Plan”).  The Capital Plan includes the repurchase of up to $6.0 billion of outstanding common stock for the four quarters, beginning in the third quarter of 2019 through the end of the second quarter of 2020, an increase from $4.7 billion for the comparable four quarter period in the 2018 Capital Plan, as well as an increase in the Firm’s quarterly common stock dividend to $0.35 per share from the current $0.30 per share, beginning with the common dividend declared in the third quarter of 2019.

6 Pre-tax income is a non-GAAP financial measure that the Firm considers useful for analysts, investors and other stakeholders to assess operating performance.  Pre-tax income represents income (loss) before taxes.

7 Pre-tax margin is a non-GAAP financial measure that the Firm considers useful for analysts, investors and other stakeholders to assess operating performance.  Pre-tax margin represents income (loss) before taxes divided by net revenues.

8 The Firm expense efficiency ratio represents total non-interest expenses as a percentage of net revenues.

9 Book value per common share represents common equity divided by period end common shares outstanding.

10 Tangible book value per common share is a non-GAAP financial measure that the Firm considers to be a useful measure of capital adequacy for analysts, investors and other stakeholders.  Tangible book value per common share represents tangible common equity divided by period end common shares outstanding.  Tangible common equity, also a non-GAAP financial measure, represents common equity less goodwill and intangible assets net of allowable mortgage servicing rights deduction.

11 Wealth Management fee-based client assets represent the amount of assets in client accounts where the basis of payment for services is a fee calculated on those assets.

12 Wealth Management fee-based asset flows include net new fee-based assets, net account transfers, dividends, interest, and client fees and exclude institutional cash management related activity.

13 AUM is defined as assets under management.

14 Long-term net flows include the Equity, Fixed Income and Alternative/Other asset classes and exclude the Liquidity asset class.

15 Transactional revenues include investment banking, trading, and commissions and fee revenues.

16 Wealth Management client liabilities reflect U.S. Bank Subsidiaries’ lending and broker-dealer margin activity.  U.S. Bank refers to the Firm's U.S. Bank operating subsidiaries Morgan Stanley Bank, N.A. and Morgan Stanley Private Bank, National Association.

17 Capital ratios are estimates as of the press release date, July 18, 2019.

18 The Firm’s risk-based capital ratios for purposes of determining regulatory compliance are the lower of the capital ratios computed under the (i) standardized approaches for calculating credit risk and market risk risk-weighted assets (“RWAs”) (the “Standardized Approach”); and (ii) applicable advanced approaches for calculating credit risk, market risk and operational risk RWAs (the “Advanced Approach”).  At June 30, 2019 and June 30, 2018, the Firm’s ratios are based on the Standardized Approach.  For information on the calculation of regulatory capital and ratios for prior periods, please refer to Part II, Item 7 “Liquidity and Capital Resources – Regulatory Requirements” in the Firm’s 2018 Form 10-K.

19 The Tier 1 leverage ratio is a non-risk based capital requirement that measures the Firm’s leverage.  Tier 1 leverage ratio utilizes Tier 1 capital as the numerator and average adjusted assets as the denominator.

20 The Firm must maintain a Tier 1 supplementary leverage capital buffer of at least 2% in addition to the 3% minimum supplementary leverage ratio (for a total of at least 5%), in order to avoid limitations on capital distributions, including dividends and stock repurchases, and discretionary bonus payments to executive officers.  The Firm’s Supplementary Leverage Ratio utilizes a Tier 1 capital numerator of approximately $72.7 billion and $70.0 billion, and supplementary leverage exposure denominator of approximately $1.12 trillion and $1.10 trillion, for the second quarter of 2019 and 2018, respectively.

Consolidated Income Statement Information
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:		Six Months Ended		Percentage
	Jun 30, 2019	Mar 31, 2019	Jun 30, 2018	Mar 31, 2019	Jun 30, 2018	Jun 30, 2019	Jun 30, 2018	Change
Revenues:
Investment banking	$1,590	$1,242	$1,793	28%	(11%)	$2,832	$3,427	(17%)
Trading	2,732	3,441	3,293	(21%)	(17%)	6,173	7,063	(13%)
Investments	441	273	147	62%	200%	714	273	162%
Commissions and fees	979	966	1,039	1%	(6%)	1,945	2,212	(12%)
Asset management	3,220	3,049	3,189	6%	1%	6,269	6,381	(2%)
Other	253	301	243	(16%)	4%	554	450	23%
Total non-interest revenues	9,215	9,272	9,704	(1%)	(5%)	18,487	19,806	(7%)

Interest income	4,506	4,290	3,294	5%	37%	8,796	6,154	43%
Interest expense	3,477	3,276	2,388	6%	46%	6,753	4,273	58%
Net interest	1,029	1,014	906	1%	14%	2,043	1,881	9%
Net revenues	10,244	10,286	10,610	--	(3%)	20,530	21,687	(5%)

Non-interest expenses:
Compensation and benefits	4,531	4,651	4,621	(3%)	(2%)	9,182	9,535	(4%)

Non-compensation expenses:
Occupancy and equipment	353	347	346	2%	2%	700	682	3%
Brokerage, clearing and exchange fees	630	593	609	6%	3%	1,223	1,236	(1%)
Information processing and communications	538	532	496	1%	8%	1,070	974	10%
Marketing and business development	162	141	179	15%	(9%)	303	319	(5%)
Professional services	537	514	580	4%	(7%)	1,051	1,090	(4%)
Other	590	553	670	7%	(12%)	1,143	1,322	(14%)
Total non-compensation expenses	2,810	2,680	2,880	5%	(2%)	5,490	5,623	(2%)

Total non-interest expenses	7,341	7,331	7,501	--	(2%)	14,672	15,158	(3%)

Income (loss) from continuing operations before taxes	2,903	2,955	3,109	(2%)	(7%)	5,858	6,529	(10%)
Income tax provision / (benefit) from continuing operations	657	487	640	35%	3%	1,144	1,354	(16%)
Income (loss) from continuing operations	2,246	2,468	2,469	(9%)	(9%)	4,714	5,175	(9%)
Gain (loss) from discontinued operations after tax	0	0	(2)	--	*	0	(4)	*
Net income (loss)	$2,246	$2,468	$2,467	(9%)	(9%)	$4,714	$5,171	(9%)
Net income applicable to nonredeemable noncontrolling interests	45	39	30	15%	50%	84	66	27%
Net income (loss) applicable to Morgan Stanley	2,201	2,429	2,437	(9%)	(10%)	4,630	5,105	(9%)
Preferred stock dividend / Other	170	93	170	83%	--	263	263	--
Earnings (loss) applicable to Morgan Stanley common shareholders	$2,031	$2,336	$2,267	(13%)	(10%)	$4,367	$4,842	(10%)

The End Notes are an integral part of this presentation. Refer to the Financial Supplement on pages 12 - 17 for Definition of U.S. GAAP to Non-GAAP Measures, Definition of Performance Metrics and Terms, Supplemental Quantitative Details and Calculations and Legal Notice for additional information.

Consolidated Financial Metrics and Ratios and Statistical Data
(unaudited)
	Quarter Ended			Percentage Change From:		Six Months Ended		Percentage
	Jun 30, 2019	Mar 31, 2019	Jun 30, 2018	Mar 31, 2019	Jun 30, 2018	Jun 30, 2019	Jun 30, 2018	Change

Financial Metrics:

Earnings per basic share	$1.24	$1.41	$1.32	(12%)	(6%)	$2.65	$2.80	(5%)
Earnings per diluted share	$1.23	$1.39	$1.30	(12%)	(5%)	$2.62	$2.75	(5%)

Return on average common equity	11.2%	13.1%	13.0%			12.1%	13.9%
Return on average tangible common equity	12.8%	14.9%	14.9%			13.8%	16.0%

Book value per common share	$44.13	$42.83	$40.34			$44.13	$40.34
Tangible book value per common share	$38.44	$37.62	$35.19			$38.44	$35.19

Excluding intermittent net discrete tax provision / benefit
Adjusted earnings per diluted share	$1.23	$1.33	$1.25	(8%)	(2%)	$2.56	$2.70	(5%)
Adjusted return on average common equity	11.2%	12.5%	12.5%			11.8%	13.7%
Adjusted return on average tangible common equity	12.8%	14.2%	14.3%			13.5%	15.7%

Financial Ratios:

Pre-tax profit margin	28%	29%	29%			29%	30%
Compensation and benefits as a % of net revenues	44%	45%	44%			45%	44%
Non-compensation expenses as a % of net revenues	27%	26%	27%			27%	26%
Firm expense efficiency ratio	72%	71%	71%			71%	70%
Effective tax rate from continuing operations	22.6%	16.5%	20.6%			19.5%	20.7%

Statistical Data:

Period end common shares outstanding (millions)	1,659	1,686	1,750	(2%)	(5%)
Average common shares outstanding (millions)
Basic	1,634	1,658	1,720	(1%)	(5%)	1,646	1,730	(5%)
Diluted	1,655	1,677	1,748	(1%)	(5%)	1,666	1,760	(5%)

Worldwide employees	59,513	60,469	58,010	(2%)	3%

The End Notes are an integral part of this presentation. Refer to the Financial Supplement on pages 12 - 17 for Definition of U.S. GAAP to Non-GAAP Measures, Definition of Performance Metrics and Terms, Supplemental Quantitative Details and Calculations and Legal Notice for additional information.